EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 16, 2002, except for Note 12, which is as of February 12, 2002, relating to the financial statements and financial statement schedule of Yahoo! Inc., which appears in Yahoo! Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 5, 2002